DISTRIBUTION AGREEMENT

THIS AGREEMENT, dated as of March 1, 2012, between RYDEX VARIABLE TRUST (the “Trust”), a Delaware business trust, and RYDEX DISTRIBUTORS, LLC (the “Distributor”), a Kansas limited liability company, is hereby amended and restated effective as of September 1, 2013.

WHEREAS, the Trust is registered as an investment company with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and its shares are registered with the SEC under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, the Trust desires to offer and sell units (the “Shares”) of its portfolios (the “Portfolios”) to life insurance companies to be held in their separate accounts (“Separate Accounts”) pursuant to variable annuity contracts and variable life insurance policies and to entities qualified under pension and retirement plans (“Qualified Plan Entities”); and

WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the Trust and Distributor hereby agree as follows:

ARTICLE 1.Sale of Shares. The Trust grants to the Distributor the exclusive right to sell Shares of the Portfolios of the Trust, in such classes as may be offered from time to time, at the net asset value per Share, plus any applicable sales charges in accordance with the current prospectus to Separate Accounts and to Qualified Plan Entities and to persons who have interests in such Separate Accounts and Qualified Plan Entities, as agent and on behalf of the Trust, during the term of this Agreement and subject to the registration requirements of the 1933 Act, the rules and regulations of the SEC and the laws governing the sale of securities in the various states (“Blue Sky Laws”). In all cases where the Trust enters into participation agreements with life insurance companies for the sale of shares of the Portfolios to Separate Accounts and Qualified Plan Entities, the Distributor shall act in full accordance with such participation agreements..
ARTICLE 2.    Solicitation of Sales. In consideration of these rights granted to the Distributor, the Distributor agrees to use all reasonable efforts in connection with the distribution of Shares of the Trust; provided, however, that the Distributor shall not be prevented from entering into like arrangements with other issuers. The provisions of this paragraph do not obligate the Distributor to register as a broker or dealer under the Blue Sky Laws of any jurisdiction when it determines it would be uneconomical for it to do so or to maintain its registration in any jurisdiction in which it is now registered or obligate the Distributor to sell any particular number of Shares.
ARTICLE 3.    Authorized Representations. The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the current registration statements and prospectuses of the Trust filed with the SEC or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor’s use. The Distributor may prepare and distribute sales literature and other material, as it may deem appropriate, provided that such literature and materials have been prepared in accordance with applicable rules and regulations.
ARTICLE 4.    AML Services. The Trust hereby delegates to the Distributor, and the Distributor accepts delegation of, the performance, on behalf of the Trust, of those anti-money laundering services (the “AML Services”) set forth in Schedule A concerning those insurance companies that open accounts with the Trust in order to use the Trust’s Shares as the underlying investment vehicle for variable contracts. The Distributor agrees to the foregoing delegation and agrees that it will perform the delegated AML Services in accordance with the Trust’s AML Program. In connection therewith, the Distributor agrees to maintain policies and procedures, and related internal controls, that are consistent with the Trust’s AML Program and the requirement that the Trust employ procedures reasonably designed to achieve compliance with applicable anti-money laundering laws, regulations and rules, including the requirement to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001. The Distributor also agrees to keep and maintain on behalf of the Trust all books and records which the Trust and the Distributor is, or may be, required to keep and maintain pursuant to any applicable laws, regulations, and rules, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the AML services to be provided hereunder. The Distributor further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Trust’s regulators, including the SEC, at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders consistent with the requirements of Regulation S-P.
ARTICLE 5.    Authority to Engage Sub-Distributors and other Servicers. In providing the services and assuming the obligations set forth herein, the Distributor may, contract with one or more third party service providers (“Servicers”) as the Distributor deems appropriate in connection with the performance of the Distributor’s duties and obligations hereunder. Reference herein to the duties and responsibilities of the Distributor shall include the duties and responsibilities of any Servicer contracted with by the Distributor to the extent that the Distributor shall delegate such duties and responsibilities to such Servicer.
ARTICLE 6.    Registration of Shares. The Trust agrees that it will take all action necessary to register Shares under the federal and state securities laws so that there will be available for sale the number of Shares the Distributor may reasonably be expected to sell and to pay all fees associated with said registration. The Trust shall make available to the Distributor such number of copies of its currently effective prospectus and statement of additional information as the Distributor may reasonably request. The Trust shall furnish to the Distributor copies of all information, financial statements and other papers that the Distributor may reasonably request for use in connection with the distribution of Shares of the Trust.

ARTICLE 7.    Compensation. As compensation for providing the services under this Agreement:

(a)	The Distributor shall receive from the Trust:

(1) distribution and service fees, if any, at the rate and under the terms and conditions set forth in each distribution and/or shareholder services plan applicable to the appropriate class of shares of each Portfolio, as such plans may be amended from time to time, and subject to any further limitations on such fees as the Board of Trustees of the Trust may impose;

(2) front-end sales charges, if any, on purchases of Shares of each Portfolio sold subject to such charges as described in the Trust’s Registration Statement and current prospectuses, as amended from time to time. The Distributor, or brokers, dealers and other financial institutions and intermediaries that have entered into sub-distribution agreements with the Distributor, may collect the gross proceeds derived from the sale of such Shares, remit the net asset value thereof to the Trust upon receipt of the proceeds and retain the applicable sales charge; and

(3) contingent deferred sales charges (“CDSCs”), if any, applied on redemptions of Shares subject to such charges on the terms and subject to such waivers as are described in the Trust’s Registration Statement and current prospectuses, as amended from time to time, or as otherwise required pursuant to applicable law.

(b)
The Distributor may reallow any or all of the distribution or service fees, front-end sales charges and contingent deferred sales charges which it is paid by the Trust to such brokers, dealers and other financial institutions and intermediaries as the Distributor may from time to time determine.

ARTICLE 8.    Consequential Damages. In no event and under no circumstances shall either party to this Agreement be liable to anyone, including, without limitation, the other party, for consequential damages for any act or failure to act under any provision of this Agreement.
ARTICLE 9.     Effective Date. This Agreement shall be effective upon its execution, and, unless terminated as provided, shall continue in force for one year from the effective date and thereafter from year to year, provided that such annual continuance is approved by (i) either the vote of a majority of the Trustees of the Trust, or the vote of a majority of the outstanding voting securities of the Trust, and (ii) the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or the Trust’s distribution plan or interested persons of any such party (“Qualified Trustees”), cast in person at a meeting called for the purpose of voting on the approval. This Agreement shall automatically terminate in the event of its assignment. As used in this paragraph the terms “vote of a majority of the outstanding voting securities,” “assignment” and “interested person” shall have the respective meanings specified in the 1940 Act. In addition, this Agreement may at any time be terminated without penalty by the Distributor, by a vote of a majority of Qualified Trustees or by vote of a majority of the outstanding voting securities of the Trust upon not less than sixty days prior written notice to the other party.
ARTICLE 10.     Notices. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trust, 805 King Farm Blvd., Suite 600, Rockville, MD 20850, and if to the Distributor, 805 King Farm Blvd., Suite 600, Rockville, MD 20850.
ARTICLE 11.    Limitation of Liability. A copy of the Certificate of Trust of the Trust is on file with the Secretary of State of the State of Delaware, and notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Trust individually but binding only upon the assets and property of the Trust.
ARTICLE 12.    Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.
ARTICLE 13.    Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.
ARTICLE 14.    Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.
ARTICLE 15.    Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

IN WITNESS WHEREOF, the Trust and Distributor have each duly executed this Agreement, as of the day and year above written.

RYDEX VARIABLE TRUST	RYDEX DISTRIBUTORS, LLC

By:	By:

Name: Donald C. Cacciapaglia	Name: Donald C. Cacciapaglia

Title: President	Title: President

SCHEDULE A

AML SERVICES

1.
Establish and implement an AML Program, including a Customer Identification Program (“CIP”), that is consistent with applicable anti-money laundering laws, regulations and rules (“Applicable AML Laws”) and the Trust’s AML Program.

2.
Respond promptly to requests from Financial Crimes Enforcement Network (“FinCEN”), a department of the U.S. Treasury, about accounts or transactions by reporting to FinCEN the identity of the specified individual or organization, the account number, all identifying information provided by the account holder when the account was established, and the date and type of transaction, after providing notice to the Trust to the extent reasonably practical and allowed by Applicable AML Laws.

3.
Share information with the Trust, and other financial institutions as requested by the Trust, regarding those suspected of terrorism and money laundering for the purposes of identifying and reporting activities that may involve terrorist acts or money laundering activities in compliance with Applicable AML Laws.

4.
File with FinCEN an initial notice before sharing any information with any other financial institutions, including affiliates, and file annual notices afterwards using forms made available at www.fincen.gov and take reasonable steps to verify that the other financial institution has submitted the requisite notice to FinCEN, either by obtaining confirmation from the financial institution or by consulting a list of such financial institutions that FinCEN will make available.

5.	Identify and verify the identity of all shareholders upon the opening of new accounts in compliance with Applicable AML Laws.

6.
Perform additional due diligence to verify the identity of shareholders with accounts that may pose a greater risk of terrorism or money laundering activity, such as foreign accounts, domestic or foreign corporate or business entity accounts, domestic or foreign trust accounts, offshore accounts, intermediary accounts, account in high risk and non-cooperative jurisdictions, and senior foreign government or public official accounts in compliance with Applicable AML Laws.

7.
Check shareholders against Treasury’s Office of Foreign Assets Control (“OFAC”) list of “Specifically Designated Nationals and Blocked Persons List” and similar lists of terrorists received from governmental agencies, and place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as required by Applicable AML Laws.

8.
Provide notices to shareholders, prior to the opening of an account or trading authority is granted, that the Trust will request information, from either the shareholder or a third party, to verify the identity of the shareholder in compliance with Applicable AML Laws.

9.	Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the SEC, the U.S. Treasury Department, the Internal Revenue Service or each agent’s designated agent, in each case consistent with the Trust’s AML Program.

10.	Maintain the confidentiality of any reports provided to the SEC, the U.S. Treasury Department, the Internal Revenue Service or each agency’s designated agent in compliance with Applicable AML Laws.

11.	Create documentation to provide a basis for law enforcement authorities to trace illicit funds.

12.
Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Trust’s AML Program, and make the same available for inspection by (i) the Trust’s AML Compliance Officer, the Board, or the independent auditor of the Board, (ii) any auditor of the Trust’s AML Program or related procedures, policies or controls that has been designated by the Trust in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the reasonable direction of the Trust’s AML Compliance Officer.

13.
Arrange for periodic reviews of the AML Services of the Distributor at least annually, which reviews are performed by qualified outside parties knowledgeable about Applicable AML Laws, but not involved in the day-to-day operation of the AML Services.

14.
Develop and implement an ongoing employee training program providing training, at least annually, with regard to how to identify red flags and signs of terrorism or money laundering activities, what to do if such a red flag is identified, AML record retention policies, and the consequences of not complying with the Applicable AML Laws.

15.
Perform such other related services as are required by the Trust’s AML Program as it relates to shareholder accounts that are maintained pursuant to omnibus account relationships between the Distributor and Sub-Distributors pursuant to certain Dealer Agreements that the Distributor may elect to enter into from time to time.

16.
Provide a copy of the Distributor’s AML Program, and promptly provide any subsequent amendments thereto, and an annual written certification to the Trust that the Distributor has implemented an AML Program that is consistent with the AML Program of the Trust and will perform the specified requirements of the CIP.